Exhibit 99.1
News release

JLL announces senior leadership appointments
Karen Brennan appointed Chief Executive Officer of Leasing Advisory business globally
Kelly Howe to serve as next Chief Financial Officer of JLL
Appointments effective July 1, 2025

CHICAGO, May 7, 2025 – JLL today announced the following senior leadership appointments, effective July 1, 2025.

Karen Brennan, who has served for the past five years as the company’s Chief Financial Officer and sits on JLL’s Global Executive Board, has been appointed as Chief Executive Officer of JLL’s Leasing Advisory business globally.

Christian Ulbrich, President and CEO of JLL, said, “Throughout Karen’s more than 25 year tenure at JLL she has taken on numerous leadership roles across the business globally, and exemplified strategic vision, excellence in execution and dedication to our clients. This appointment recognizes the contributions Karen has made to JLL’s success, and our confidence in her ability to drive continued value for the stakeholders we serve.”

Kelly Howe, currently Chief Financial Officer for JLL’s Leasing Advisory business, will succeed Brennan as Chief Financial Officer. Howe joined JLL in January 2024 with more than 23 years of experience in professional services at Boston Consulting Group, most recently as their North America CFO. Upon becoming CFO, she will join JLL’s Global Executive Board.

Ulbrich continued, “Since joining JLL, Kelly has distinguished herself through her combination of strategic insights and focus on execution, rapidly identifying key business drivers and developing enhanced analytics for decision making. We look forward to the great impact she will have as CFO and a member of our senior leadership team.”

Andy Poppink, who currently serves as CEO, Leasing Advisory, will assume the role of CEO, Leasing Advisory, EMEA and APAC, reporting to Karen Brennan based out of Europe and step down from JLL’s Global Executive Board.

Ulbrich concluded, “Andy is a tremendous leader whose deep relationships with clients and colleagues have had a meaningful impact on our company and our industry, and I look forward to continuing to work closely with him, Karen and the Leasing Advisory team.”

About Karen Brennan
Karen Brennan has served as Chief Financial Officer of JLL since 2020. As a member of the Global Executive Board, she shapes and delivers JLL’s strategic vision and transformation agenda.

Prior to becoming CFO, Karen spent 21 years in JLL’s real estate investment management subsidiary, most recently as CEO of LaSalle Europe with overall responsibility for LaSalle’s $22 billion AUM pan-European private equity real estate investment management business.

During the course of her more than 25 years of experience, Karen has lived and worked in the U.S., the U.K., Singapore and Hong Kong, with responsibilities across North America, Europe and Asia Pacific. She was previously a member of the LaSalle Investment Committees in North America, the U.K. and Europe.

Karen holds a Bachelor of Business Administration degree, Summa Cum Laude from Loyola University Maryland and an MBA from The University of Chicago Booth School of Business.

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About Kelly Howe
Kelly Howe serves as Chief Financial Officer of JLL’s Leasing Advisory business. Reporting to CFO Karen Brennan, she partners with global and regional leadership to drive performance, strategic initiatives and long-term financial growth, supporting both investor and occupier clients in achieving their real estate objectives.

Prior to joining JLL in 2024, Kelly built over two decades of experience in the professional services sector with Boston Consulting Group (BCG). At BCG, she held progressively more responsible roles, most notably serving as the first North America Chief Financial Officer. There, she spearheaded financial initiatives that fueled business growth, managed risk and optimized operational effectiveness across the region. Her work with BCG’s Global and North America Finance teams encompassed a broad range of areas including business strategy, commercial acceleration and post-merger integration.

Kelly has an MBA from the Kellogg School of Management at Northwestern University and a Bachelor of Arts in Business Administration from the University of Washington.

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About JLL
For over 200 years, JLL (NYSE: JLL), a leading global commercial real estate and investment management company, has helped clients buy, build, occupy, manage and invest in a variety of commercial, industrial, hotel, residential and retail properties. A Fortune 500® company with annual revenue of $23.4 billion and operations in over 80 countries around the world, our more than 112,000 employees bring the power of a global platform combined with local expertise. Driven by our purpose to shape the future of real estate for a better world, we help our clients, people and communities SEE A BRIGHTER WAYSM. JLL is the brand name, and a registered trademark, of Jones Lang LaSalle Incorporated. For further information, visit jll.com.

Contact: Jesse Tron
Phone: + 1 212 376 1215
Email: jesse.tron@jll.com